Registration No. 333-

As filed with the Securities and Exchange Commission on October 8, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	36-2096643
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

40W267 Keslinger Road,

P. O. Box 393

LaFox, Illinois 60147-0393

(Address of principal executive offices) (Zip code)

Richardson Electronics, Ltd. Amended and Restated 2011 Long-Term Incentive Plan

(Full title of the plan)

Edward J. Richardson

Chairman, Chief Executive Officer and President

RICHARDSON ELECTRONICS, LTD

40W267 Keslinger Road,

P. O. Box 393

LaFox, Illinois 60147-0393

(Name and address of agent for service)

(630) 208-2200

(Telephone Number, Including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.05 par value per share	1,000,000	$4.29	$4,290,000	$468.04

(1)

Richardson Electronics, Ltd. (the “Registrant”) may issue a number of shares of common stock under the Richardson Electronics, Ltd. Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”) equal to the sum of (a) the remaining number of shares available for future awards under the Richardson Electronics, Ltd. 2011 Long-Term Incentive Plan, as amended (the “Prior Plan”), as of October 6, 2020, plus (b) 1,000,000 shares. As of October 8, 2020, there were a total of 553,712 shares of common stock authorized and remaining available for issuance under the Prior Plan. In addition, pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock reported on the Nasdaq Global Select Market on October 5, 2020.

EXPLANATORY NOTE

On October 6, 2020, at its annual meeting of stockholders, the stockholders of Richardson Electronics, Ltd. (the “Company” or the “Registrant”) approved the adoption of the Richardson Electronics, Ltd. Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”), an amendment and restatement of the Richardson Electronics, Ltd. 2011 Long-Term Incentive Plan (the “Prior Plan”) to among, other things, increase the number of shares of common stock, $0.05 par value per share (“Common Stock”), available for issuance from the shares of Common Stock that were previously authorized for issuance under the Prior Plan and to extend the term of the Plan through the tenth anniversary of the date of such amendment and restatement. The Company is filing this Registration Statement in order to register under the Securities Act of 1933, as amended (the “Securities Act”) the additional 1,000,000 shares of Common Stock authorized for issuance under the Plan. The Common Stock reserved for issuance under the Prior Plan were previously registered under the Registration Statements on Form S-8 on July 27, 2012 (Registration No. 333-182907), on August 3, 2015 (Registration No. 333-206044) and October 17, 2018 (Registration No. 333-227876), which are hereby incorporated by reference pursuant to General Instruction E to Form S-8, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended May 30, 2020, filed with the Commission on August 3, 2020;
(b)	The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on August 24, 2020, for the Annual Meeting of the Company’s Stockholders held on October 6, 2020;
(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 29, 2020, filed with the Commission on October 8, 2020;
(d)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(e)

The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission on October 18, 1984, as amended by the description contained in the Company’s Current Report on Form 8-K filed with the Commission on May 27, 2004, as further amended by Exhibit 4 (Description of the Company’s Securities) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2020, including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of such documents deemed not to be filed) on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) and the Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Registrant’s Amended and Restated By-Laws, as amended (the “By-Laws”), provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the director or officer had no reasonable cause to believe were unlawful.

The Charter provides that the Registrant will, to the full extent permitted under Section 145 of the DGCL, advance payment of expenses and maintain insurance against liability on behalf of all persons for whom it may take each such respective action pursuant to the DGCL.  Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The By-Laws also provide that the Registration shall indemnify, and advance expenses, to the fullest extent permitted by applicable law, to each person who is or was a director, officer, employee, agent or fiduciary of the Registrant or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Registrant in the event such person is, or is threatened to be made, a party to any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other threatened, pending or completed proceeding whether civil, criminal, administrative or investigative (a “Proceeding”) due to such person’s status as a director, officer, employee, agent or fiduciary of the Registrant or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Registrant, if such person acted in good faith.  Further, such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the indemnitee.  However, such indemnification shall not extend to (A) such Proceeding as to which the indemnitee shall have been adjudged to be liable to the corporation if applicable law prohibits such indemnification or (B) such Proceeding brought by the indemnitee or made by the indemnitee against the Registrant.

The By-Laws provide that rights of indemnification and to receive advancement of expenses are not exclusive of any other rights to which indemnitee may at any time be entitled under applicable law, the Charter, the By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. The Registrant has obtained director and officer liability insurance for the benefit of its directors and officers.

The By-Laws specifically authorize the Registrant to enter into agreements with officers, directors, employees or agents of the Registrant providing indemnification rights, to the extent authorized from time to time by its Board of Directors.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 3(a)	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Annex III of the Proxy Statement filed August 22, 2014).

Exhibit 3(b)	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 12, 2017).

Exhibit 4(a)	Specimen form of Common Stock certificates of the Company.

Exhibit 5.1*	Opinion of Benesch Friedlander Coplan & Aronoff LLP.

Exhibit 23.1*	Consent of BDO USA, LLP.

Exhibit 23.2*	Consent of Benesch Friedlander Coplan & Aronoff LLP (included in Exhibit 5.1).

Exhibit 24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

Exhibit 99.1

Richardson Electronics, Ltd. Amended and Restated 2011 Long-Term Incentive Plan (incorporated by reference to Annex A of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 24, 2020).

*	Filed herewith

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in LaFox, in the State of Illinois, on October 8, 2020.

RICHARDSON ELECTRONICS, LTD.

By:	/s/ Edward J. Richardson
Name: Edward J. Richardson
Title: Chairman of the Board, Chief Executive Officer, President and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Richardson Electronics, Ltd., hereby constitute and appoint Robert J. Ben our true and lawful attorney-in-fact with full power to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Richardson Electronics, Ltd., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 8, 2020.

Signature	Title(s)

/s/ Edward J. Richardson	Chairman of the Board, Chief Executive Officer (Principal Executive Officer), President and Director
Edward J. Richardson

/s/ Robert J. Ben	Chief Financial Officer and Chief Accounting Officer (Principal Financing and Accounting Officer)
Robert J. Ben

/s/ Paul J. Plante	Director
Paul J. Plante

/s/ Jacques Belin	Director
Jacques Belin

/s/ James Benham	Director
James Benham

/s/ Kenneth Halverson	Director
Kenneth Halverson

/s/ Robert Kluge	Director
Robert Kluge